Exhibit 10.1

SENTI BIOSCIENCES INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Senti Biosciences Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
Cash Retainers
Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chair:	$15,000

Compensation Committee member:	$7,500

Nominating and Corporate Governance Committee Chair:	$8,000

Nominating and Corporate Governance Committee member:	$4,000
Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.
Equity Retainers
Initial Award: An initial, one-time stock option award (the “Initial Award”) of 125,000 shares of the Company’s common stock (the “Common Stock”) will be granted to each Outside Director serving on the Board as of the Effective Date and each new Outside Director upon his or her election to the Board of Directors following the Effective Date, which shall vest in 36 equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company, unless the Company and the director have entered into a written agreement for such director to provide uninterrupted services to the Company in a capacity other than as a director at such time or prior to such time the director resigns from or ceases to serve as a director, and such written agreement expressly states that such services constitute Continuous Service (as defined in the Company’s 2022 Equity Incentive Plan) , in which case, all vesting shall cease upon termination of the Continuous Service. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2022 Equity Incentive Plan) of the Common Stock on the date of grant.
Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award on such date, will receive an annual stock option award (the “Annual Award”) for 62,500 shares of Common Stock, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Company and the director have entered into a written agreement for such director to provide uninterrupted services to the Company in a capacity other than as a director at such time or prior to such time the director resigns from or ceases to serve as a director, and such written agreement expressly states that such services constitute Continuous Service, in which case, all vesting shall cease upon termination of the Continuous Service. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2022 Equity Incentive Plan) of the Common Stock on the date of grant.
Change of Control Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Change of Control (as defined in the Company’s 2022 Equity Incentive Plan).
Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.
Maximum Annual Compensation
The aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Outside Director with respect to any calendar year, including equity awards granted and cash fees paid by the Company to such Outside Director, will not exceed (i) $750,000 in total value or (ii) in the event such Outside Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes as set forth above.
Adopted: July 13, 2022 (the “Effective Date”).
2